                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                   Contacts: Stan Steinreich
                                        --------
February 2, 2000                                  V.P. Corporate Relations
                                                  (717) 396-2169

                                                  Karen Wallace
                                                  Director of Investor Relations
                                                  (717) 396-2216

ARMSTRONG'S WEAK 1999 FOURTH-QUARTER PERFORMANCE DOESN'T DAMPEN RECORD YEAR-END
-------------------------------------------------------------------------------
SALES AND PROFITS
-----------------

ACQUISITIONS, SUCCESSFUL NEW PRODUCT INTRODUCTIONS AND FURTHER COST AND DEBT
----------------------------------------------------------------------------
REDUCTION CHIEF FACTORS FOR 1999 GROWTH
---------------------------------------

     LANCASTER, PA -- Despite fourth quarter results impacted by weakness in European sales and rising raw material costs in its hardwood flooring division, Armstrong World Industries, Inc. (NYSE:ACK) today reported record sales and profits for all of 1999. The successful introduction of several new products, the full-year impact of the Triangle Pacific and DLW acquisitions, and further cost and debt reduction were cited as the chief factors leading to a 25.4 percent sales increase, a 7.5 percent rise in net income and an 18.8 percent hike in operating income for all of 1999, excluding unusual items.

     Sales in the fourth quarter were $827.9 million, a 3.5-percent increase over the same period last year, excluding the impact of 1999 divestitures. Significant sales achievements in the quarter include Triangle Pacific's 15.7-percent increase and a 7.3-percent jump for the North American vinyl flooring business following several quarters of lackluster growth.

     Net earnings for the fourth quarter were $37.8 million, or $0.94 per diluted share, excluding unusual items. The unusual items are: a $1.4 million pre-tax gain from reversing a portion of the 1998 reorganization charge, a net pre-tax gain of $2.2 million from the divestitures of Armstrong Industrial Specialties, the company's Textile Products operations and the settlement of various legal actions, and a non-cash pre-tax charge of $335.4 million from an increase in the company's estimated liability related to pending and future asbestos personal injury claims, net of $90.0 million from an increase in probable insurance recoveries.

                                   - more -

     Excluding unusual items last year, fourth quarter net earnings were $47.1 million or $1.17 per diluted share. The unusual items in 1998 were: a pre-tax charge of $74.6 million related to reorganization activities, a non-cash pre-tax charge of $274.2 million resulting from an increase to the company's estimated asbestos liability and a $6.3 million gain on the disposition of Armstrong's remaining equity interest in Dal-Tile Inc.

     Fourth-quarter operating income in 1999 was $82.4 million, representing a 13.1-percent decline over the $94.8 million recorded for the same period last year, excluding unusual items from both years. 1999 operating income as reported was a loss of $251.6 million.

     "While we are disappointed with our fourth quarter results, it is important to remember the problems we encountered were the result of rising raw material costs and European softness - challenges affecting the entire building materials industry. We believe that the record sales and profits for the entire year are more reflective of the success of our operating plan," said Chairman and CEO George Lorch.

     "We are responding to rising raw material costs by continuing to raise prices across several business lines and to successfully introduce higher-margin new products, such as Natural Inspirations, Timberline and ToughGuard in our flooring division, Optima Vector and Design Solutions Corridors in our building products group and Natural Reflections at Triangle Pacific," added Lorch. "And while the European economy remains soft, our North American sales are still experiencing continued growth."

     Lorch added that Armstrong would also continue its divestitures of non-core businesses and its aggressive cost and debt reduction program in 2000. Armstrong said that even with these steps, earnings for 2000 are expected to be about even with 1999 earnings of $5.63, excluding unusual items.

     "The external factors that affected our businesses in the closing months of last year will not materially change in 2000. Furthermore, we believe it is highly likely that we will see rising interest rates in 2000 that could further impact our business," Lorch said. "Despite these factors we see opportunities to make several strategic investments, particularly in E.Business and branding, that will assure our competitiveness, market leadership and enhanced shareholder value for many years to come."

                                   - more -

     For the 12-month period ending December 31, 1999, Armstrong sales were $3.4 billion, an increase of 25.4-percent from the $2.7 billion reported last year. Net earnings were $226.7 million, or $5.63 a diluted share, excluding unusual items. Reported earnings for the year of $0.36 per diluted share include the previously discussed asbestos net charge, the reorganization charge reversal, and income from the settlement of various legal actions. Also included is a pre-tax gain for the year of $6.0 million on the sale of Armstrong Industrial Specialties, Inc, and the pre-tax loss of $5.0 million on the sale of the company's Textile Products operations.

     Operating income of $461.8 million was 18.8-percent ahead of the $388.7 million reported for 1998, excluding unusual items from both years.

     This news release contains forward-looking statements related to future sales growth and earnings. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the strength of domestic and foreign end-use markets, levels of raw material and energy costs, product and price competition caused by factors such as worldwide excess industry capacity, the economic and political climate in emerging markets, interest, foreign exchange and effective tax rates, successful integration of 1998 acquisitions and the outcome of asbestos-related and other litigation. Additional information on matters which could affect the company's financial results is included its 1998 annual report, and forms 10-K, 10-Q and 8-K filed with the SEC.

     Armstrong World Industries is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. It is also a world leader in the innovation and manufacture of pipe insulation. Based in Lancaster, PA, Armstrong has approximately 18,000 employees worldwide. In 1999, Armstrong's net sales totaled more than $3.4 billion. Additional information about the company can be found on the Internet at www.armstrong.com.
                                                              -------------

                                   - more -

Notes to editors and analysts:  The details which follow elaborate on
------------------------------
Armstrong's fourth-quarter and calendar-year 1999 results.

 . Fourth Quarter 1999
  -------------------

     Sales. Sales of $827.9 million were 0.2% greater than in the fourth quarter
     -----
     of 1998. The limited growth was partially due to the absence of textile products and gasket and floor felt businesses, which were sold earlier in the year. Excluding the impact of the divestitures, sales increased 3.5%. Wood products sales increased 15.7%. Floor coverings sales increased 2.1% as strong growth in sales in the Americas was offset by slower sales to emerging markets and competitive price pressures in Western Europe. Building products sales decreased 2.3% due to weaker unit volume in all major channels and lower pricing due to competitive pressures.

     Cost of goods sold. For the fourth quarter, the cost of goods sold was
     ------------------
     69.1% of sales compared to 68.3% in 1998. Excluding the acquisitions, Armstrong's cost of goods sold was 65.0% of sales, or 2.8 percentage points better than 1998, driven primarily by significant cost reductions in Floor coverings and Building products primarily arising from 1998's cost reduction activities.

     Other items. A $335.4 million non-cash pre-tax net charge for an increase
     -----------
     in the estimated liability and corresponding insurance asset for asbestos-related claims resulted in an after-tax earnings impact of $218.0 million or $5.45 per share. The increase in the estimated liability reflects higher than anticipated claims, higher average settlement costs for claims and the impact of the CCR's Strategic Settlement Program (SSP) which to date has settled approximately 41% of our current cases. Reorganization accrual reversals of $1.4 million pre-tax produced an after-tax gain of $0.9 million or $0.02 per share, reflecting the substantial completion of reorganization activities related to the 1998 reorganization actions. Other income includes a $1.5 million pre-tax loss adjustment on the second quarter sale of Armstrong Industrial Specialties, Inc. (AISI) and a $0.7 million pre-tax gain adjustment on the third quarter sale of Textile Products. Other income also reflects the settlement of various legal actions totaling $3 million, net of other items. Goodwill amortization was $6.9 million for the fourth quarter and was principally related to Triangle Pacific ($5.8 million). Interest expense of $26.3 million increased slightly from $25.9 million in 1998 due to higher interest rates partially offset by lower debt balances. Equity earnings from affiliates of $3.7 million improved $0.2 million reflecting the inclusion of AISI for the post sale period in 1999. Armstrong retained a 35% interest in the former AISI and our pro-rata share of net income is included on an equity accounting basis.

     Industry segment results:
     ------------------------

          Floor Coverings. Sales in the quarter of $388.0 million included sales
          ---------------
          of $131.2 million from DLW. Excluding DLW, sales were $256.8 million, or 2.4% above last year. Sales in the Americas increased 7.3% over prior year as sales of all products, excluding residential sheet (down 0.7%), increased. Residential sales improvements resulted principally from tile and laminate volume growth in the home center channel. Commercial sales increases were driven by volume as well as price and mix increases. European sales of $21.6 million were 16.6% below prior year as a result of continued weakness across most markets and pricing and mix pressures. Pacific area sales were 9.9% ahead of last year.

                                   - more -

          Operating income of $37.2 million included a $0.1 million operating loss for DLW. Excluding DLW, operating income of $37.3 million was 14.5% of sales compared to $34.4 million or 13.7% of sales in 1998. The operating margin improvement was primarily due to the impact of actions related to 1998's cost reduction activities and lower manufacturing costs, partially offset by higher raw material costs.

          Building Products. Building products sales of $180.3 million were 2.3%
          -----------------
          below last year. Americas sales were 0.6% lower than last year due primarily to weaker sales in Latin America and Canada and continued pricing pressure, partially offset by improved mix in the U.S. Sales in Europe fell 5.8% primarily due to lower pricing and weaker mix for the core mineral fiber business and lagging sales in the metal ceiling and soft fiber businesses. Pacific area sales declined 3.5% primarily due to slowing sales in China. Operating income of $24.6 million declined $3.5 million as improved mix in North America was more than offset by price declines in the U.S. and Europe and higher advertising costs. Operating margin of 13.6% of sales compared unfavorably with 15.2% in 1998 primarily as a result of the lower pricing and higher advertising costs.

          Wood Products. Triangle Pacific contributed $206.7 million to sales in
          -------------
          the fourth quarter which was 15.7% ahead of 1998. Cabinet sales grew 14.6% and continued to benefit from improved sales mix and volume growth. Wood flooring sales were 15.9% ahead of last year but continue to reflect competitive pricing pressure. Operating margins of 7.0% were down from 11.9% in 1998 due primarily to lower selling prices partially offset by continuing cost reductions.

          Insulation Products. Insulation products sales of $54.2 million
          -------------------
          declined 3.7% from the prior year. Declines in sales to Europe (6.9%) and Asia (24.5%) were partially offset by increased sales to the Americas (13.3%). Operating profit of $10.1 million and operating margins of 18.6% were slightly below last year as purchasing savings and other cost reductions partially offset the declining sales.

          All Other.  Sales and operating income in this segment were down $26.3
          ---------
          million and $2.2 million respectively due to the absence of the gasket and textiles businesses which were sold earlier this year.

     Effective Tax Rate. Excluding the asbestos and reorganization impacts in
     ------------------
     both 1999 and 1998, the gain/loss adjustment to the divestitures in 1999 and Dal-Tile unusual items in 1998, the effective tax rate was 32.5% versus 31.7% in 1998 principally due to increased taxes on foreign income.

 . Calendar Year 1999
  ------------------

     Sales.  Sales of $3,443.8 million were 25.4% higher than 1998.  The growth
     -----
     reflected the full year impact of the acquisitions of Triangle Pacific (sales of $822.6 million in 1999 vs. $346.0 million in 1998) and DLW (sales of $513.1 million vs. $193.0 million in 1998). Excluding the acquisitions, Armstrong sales of $2,108.1 million were $99.1 million, or 4.5%, below prior year of which $45.4 million related to the absence of gasket and textile sales, following the sale of those units in 1999. Floor coverings sales decreased 3.7%, Insulation products sales declined 1.9%, and Building products sales were down 0.6%. Excluding the impact of the gaskets and textiles divestitures, Americas sales growth of 1.1% was offset by the European sales decline of 11.1% and the Pacific Area sales decline of 1.9%.

                                   - more -

     Cost of goods sold. For the year, the cost of goods sold was 66.5% of sales
     ------------------
     compared to 67.0% in 1998. Excluding the acquisitions, Armstrong's cost of goods sold was 63.5% of sales, or 2.4 percentage points better than 1998, driven primarily by significant cost reductions in Floor coverings and Building products arising from 1998's cost reduction activities and lower raw material and other costs.

     Other items. A $335.4 million non-cash pre-tax net charge for an increase
     -----------
     in the estimated liability for asbestos-related claims resulted in an after-tax earnings impact of $218.0 million. The increase in the estimated liability reflects higher than anticipated claims, higher average settlement costs for claims and the impact of the CCR's Strategic Settlement Program (SSP) which to date has settled approximately 41% of our current cases. The net after-tax cash flow for the asbestos liability totaled about $74.3 million in 1999 compared to $48.4 million in 1998. Reorganization accrual reversals of $1.4 million pre-tax produced an after-tax gain of $0.9 million or $0.02 per share. Other income includes a non-recurring after-tax gain of $6.0 million on the divestiture of 65% of AISI and a one-time pre-tax loss of $5.0 million on the divestiture of Textile Products. Other income also reflects the settlement of various legal actions totaling $3 million and a pre-tax gain of $2.6 million resulting from the receipt of cash and stock in connection with the demutualization of an insurance company with whom Armstrong has company-owned life insurance policies and other items. Goodwill amortization was $25.5 million for the year and was principally related to Triangle Pacific ($20.9 million) and DLW ($3.1 million). Interest expense of $105.2 million increased $43.0 million from a year ago, primarily due to additional debt incurred to finance the acquisitions. Equity earnings from affiliates of $16.8 million improved $3.0 million reflecting primarily an improvement in the WAVE grid joint venture and the inclusion of AISI for the post sale period in 1999.

     Industry segment results:
     ------------------------

          Floor Coverings. Sales for the year of $1,595.7 million included sales
          ---------------
          of $513.1 million from DLW. Excluding DLW, sales were $1,082.6 million, or 3.7% below last year. Sales in the Americas were essentially flat year-over-year as increased sales of commercial tile, installation products, and laminate were almost offset by declines of residential tile and residential and commercial sheet. The residential sheet decline was primarily due to lower sales in the manufactured homes channel and Canada. Sales in the traditional retail channel increased on higher unit volumes and improved product mix resulting from the success of new product introductions. Both residential and commercial channels experienced competitive pricing pressures during the year. European sales were 24.3% below prior year reflecting weak economic conditions and residential pricing pressure resulting from excess capacity and the lack of business in Russia. Pacific area sales were 2.0% ahead of last year.

          Operating income of $217.4 million included $22.7 million of income from DLW. Excluding DLW, Armstrong's base business operating income of $194.7 million was 18.0% of sales compared to $177.2 million or 15.8% of sales in 1998. The operating margin improvement was primarily due to implementation of actions related to 1998's cost reduction activities, lower raw material and other costs, an improved mix of residential sheet products and $3.6 million for an insurance settlement for a past product claim.

                                   - more -

          Building Products. Building products sales of $752.1 million were 0.6%
          -----------------
          below 1998 as strong performance from the U.S. commercial business was offset by lower European sales and price pressure across most markets. Americas sales were 2.1% higher than in 1998 and reflected favorable mix gains as well as volume improvements. Sales in Europe fell 5.6% due to weaker volumes and lower pricing across most of the region, as well as the negative effect of exchange rates. Sales to the Pacific area were 2.0% higher than last year. Operating income of $119.7 million was 15.9% of sales and compared favorably to 1998's operating profit of $116.6 million or 15.4% of sales. The 0.5 percentage points improvement in operating margin was primarily a result of cost reduction activities announced in the fourth quarter of 1998 and lower raw material and other costs.

          Wood Products. Triangle Pacific contributed $822.6 million to sales in
          -------------
          1999 and was 14.5% ahead of the pro-forma comparable period in 1998. Cabinet sales grew 17.2% and benefited from improved sales mix and unit volume growth. Wood flooring sales were 13.7% ahead of last year but reflected competitive pricing pressure throughout the year. Operating margin of 10.3% was above prior year despite the amortization of acquisition goodwill. Excluding the impact of goodwill, the operating margin would have been 12.9% versus 12.6% in 1998 on a comparable pro-forma basis.

          Insulation Products. Insulation product sales of $225.7 million
          -------------------
          declined 1.9% from prior year. Sales in Europe declined 5.5% while the Americas increased 11.6%. Operating profit of $45.7 million reflected a 1.3% decrease from 1998. Operating margins improved from 20.1% to 20.3% of sales, primarily due to purchasing savings and other cost reductions.

          All Other. Sales and operating income were down $45.4 million and $3.1
          ---------
          million respectively from prior year due to the 1999 gasket and textile divestitures.

     Effective Tax Rate. Excluding the asbestos and reorganization impacts in
     ------------------
     both 1999 and 1998, the AISI gain and the Textiles loss in 1999 and Dal-Tile unusual items in 1998, the 1999 effective tax rate was 36.9% versus 35.1% for 1998. The increase was primarily due to the increase in non-deductible goodwill and higher taxes on foreign income.

     Dividend declaration. Armstrong's announcement of its quarterly dividend
     --------------------
     will be on February 2, 2000.

                                   - more -

                FINANCIAL HIGHLIGHTS -- estimated and unaudited
                -----------------------------------------------
              Armstrong World Industries, Inc., and subsidiaries
              --------------------------------------------------
                (amounts in millions except for per-share data)
                -----------------------------------------------


                                                                        Three months                         Twelve months
                                                                      Ended December 31                     Ended December 31
                                                                --------------------------------       ----------------------------
As Reported                                                          1999             1998                 1999           1998
-----------                                                     ---------------  ---------------       ------------  --------------
NET SALES                                                             $  827.9         $  825.9           $3,443.8         $2,746.2
Cost of goods sold                                                       572.4            564.4            2,290.3          1,838.6
Selling, general and administrative expense                              169.9            164.7              683.0            522.0
Goodwill Amortization                                                      6.9              5.5               25.5             10.7
Reorganization and restructuring charge (benefit)                         (1.4)            74.6               (1.4)            74.6
Net charge for asbestos liability                                        335.4            274.2              335.4            274.2
Equity (earnings) from affiliates                                         (3.7)            (3.5)             (16.8)           (13.8)
                                                                      --------         --------           --------         --------
Operating income (loss)                                                ($251.6)         ($254.0)          $  127.8         $   39.9
Interest expense                                                          26.3             25.9              105.2             62.2
Other (income), net                                                       (2.1)            (6.4)              (6.6)            (1.7)
                                                                      --------         --------           --------         --------
Earnings (loss) before income taxes                                     (275.8)          (273.5)              29.2            (20.6)
Income tax expense (benefit)                                             (97.3)          (100.1)              14.9            (11.3)
                                                                      --------         --------           --------         --------
NET EARNINGS (LOSS)                                                    ($178.5)         ($173.4)          $   14.3            ($9.3)
                                                                      ========         ========           ========         ========

Net earnings (loss) per share of common stock:
   Basic                                                                ($4.46)          ($4.36)          $   0.36           ($0.23)
   Diluted*                                                             ($4.46)          ($4.36)          $   0.36           ($0.23)
Average number of common shares outstanding:
   Basic                                                                  40.0             39.8               39.9             39.8
   Diluted*                                                               40.0             39.8               40.2             39.8

------------------------------------------------------------------------------------------------------------------------------------
Including Acquisitions (excluding Unusual Items)
------------------------------------------------
NET SALES                                                             $  827.9         $  825.9           $3,443.8         $2,746.2
Cost of goods sold                                                       572.4            564.4            2,290.3          1,838.6
Selling, general and administrative expense                              169.9            164.7              683.0            522.0
Goodwill Amortization                                                      6.9              5.5               25.5             10.7
Equity (earnings) from affiliates                                         (3.7)            (3.5)             (16.8)           (13.8)
                                                                      --------         --------           --------         --------
Operating income                                                      $   82.4         $   94.8           $  461.8         $  388.7
Interest expense                                                          26.3             25.9              105.2             62.2
Other expense (income), net                                                0.1             (0.1)              (2.6)            (1.2)
                                                                      --------         --------           --------         --------
Earnings before income taxes                                              56.0             69.0              359.2            327.7
Income taxes                                                              18.2             21.9              132.5            115.0
                                                                      --------         --------           --------         --------
NET EARNINGS                                                          $   37.8         $   47.1           $  226.7         $  212.7
                                                                      ========         ========           ========         ========

Net earnings per share of common stock:
   Basic                                                              $   0.95         $   1.18           $   5.70         $   5.34
   Diluted*                                                           $   0.94         $   1.17           $   5.63         $   5.26

------------------------------------------------------------------------------------------------------------------------------------
Excluding Acquisitions (excluding Unusual Items)
------------------------------------------------
NET SALES                                                             $  490.0         $  518.1           $2,108.1         $2,207.2
Cost of goods sold                                                       318.3            351.0            1,337.7          1,454.0
Selling, general and administrative expense                              106.7             95.7              431.4            414.3
Goodwill Amortization                                                      0.5              0.5                1.5              1.9
Equity (earnings) from affiliates                                         (3.6)            (3.5)             (16.6)           (13.8)
                                                                      --------         --------           --------         --------
Operating income                                                      $   68.1         $   74.4           $  354.1         $  350.8
Interest expense                                                           6.5              6.0               25.0             25.6
Other expense (income), net                                                0.8             (0.1)              (1.2)            (1.2)
                                                                      --------         --------           --------         --------
Earnings before income taxes                                              60.8             68.5              330.3            326.4
Income taxes                                                              17.7             20.0              111.9            109.7
                                                                      --------         --------           --------         --------
NET EARNINGS                                                          $   43.1         $   48.5           $  218.4         $  216.7
                                                                      ========         ========           ========         ========

Net earnings per share of common stock:
   Basic                                                              $   1.08         $   1.22           $   5.49         $   5.44
   Diluted*                                                           $   1.07         $   1.20           $   5.42         $   5.36

* 1999 As Reported diluted earnings per share uses 40.0 million average outstanding shares for the quarter as required by FAS128, other 1999 diluted earnings per share calculations use 40.2 million shares for the quarter and 40.2 million for the year

                  INDUSTRY SEGMENTS - estimated and unaudited
              Armstrong World Industries, Inc., and subsidiaries
                             (amounts in millions)

                                                                      Three months                       Twelve months
                                                                    Ended December 31                   Ended December 31
                                                             ----------------------------------   ----------------------------------
As Reported                                                          1999              1998              1999              1998
-----------                                                  ----------------  -----------------  ---------------  ----------------
Net trade sales:
Floor coverings                                                     $  388.0           $  380.0         $1,595.7          $1,317.6
Building products                                                      180.3              184.6            752.1             756.8
Wood products                                                          206.7              178.7            822.6             346.0
Insulation                                                              54.2               56.3            225.7             230.0
All Other                                                                0.0               26.3             50.4              95.8
Intercompany Eliminations                                               (1.3)               0.0             (2.7)              0.0
                                                                    --------           --------         --------          --------
   Total net sales                                                  $  827.9           $  825.9         $3,443.8          $2,746.2
                                                                    ========           ========         ========          ========

Operating income (loss):
Floor coverings                                                     $   37.2             ($20.0)        $  217.4          $  123.0
Building products                                                       24.6               18.0            119.7             106.5
Wood products                                                           14.4               21.3             85.0              38.6
Insulation products                                                     10.1               10.4             45.7              46.1
All other                                                                0.1                0.4              6.0               7.2
Unallocated corporate income (expense)                                (338.0)            (284.1)          (346.0)           (281.5)
                                                                    --------           --------         --------          --------
   Total operating income (loss)                                     ($251.6)           ($254.0)        $  127.8          $   39.9
                                                                    ========           ========         ========          ========
------------------------------------------------------------------------------------------------------------------------------------
Earnings Including Acquisitions (excluding Unusual Items)
---------------------------------------------------------
Net trade sales:
Floor coverings                                                     $  388.0           $  380.0         $1,595.7          $1,317.6
Building products                                                      180.3              184.6            752.1             756.8
Wood products                                                          206.7              178.7            822.6             346.0
Insulation                                                              54.2               56.3            225.7             230.0
All Other                                                                0.0               26.3             50.4              95.8
Intercompany Eliminations                                               (1.3)               0.0             (2.7)              0.0
                                                                    --------           --------         --------          --------
   Total net sales                                                  $  827.9           $  825.9         $3,443.8          $2,746.2
                                                                    ========           ========         ========          ========

Operating income (loss):
Floor coverings                                                     $   37.2           $   33.5         $  217.4          $  176.5
Building products                                                       24.6               28.1            119.7             116.6
Wood products                                                           14.4               21.3             85.0              38.6
Insulation products                                                     10.1               10.6             45.7              46.3
All other                                                                0.1                2.3              6.0               9.1
Unallocated corporate income (expense)                                  (4.0)              (1.0)           (12.0)              1.6
                                                                    --------           --------         --------          --------
   Total operating income                                           $   82.4           $   94.8         $  461.8          $  388.7
                                                                    ========           ========         ========          ========
------------------------------------------------------------------------------------------------------------------------------------
Earnings Excluding Acquisitions (excluding Unusual Items)
---------------------------------------------------------
Net trade sales:
Floor coverings                                                     $  256.8           $  250.9         $1,082.6          $1,124.6
Building products                                                      180.3              184.6            752.1             756.8
Wood products                                                            0.0                0.0              0.0               0.0
Insulation                                                              54.2               56.3            225.7             230.0
All Other                                                                0.0               26.3             50.4              95.8
Intercompany Eliminations                                               (1.3)               0.0             (2.7)              0.0
                                                                    --------           --------         --------          --------
   Total net sales                                                  $  490.0           $  518.1         $2,108.1          $2,207.2
                                                                    ========           ========         ========          ========

Operating income (loss):
Floor coverings                                                     $   37.3           $   34.4         $  194.7          $  177.2
Building products                                                       24.6               28.1            119.7             116.6
Wood products                                                            0.0                0.0              0.0               0.0
Insulation products                                                     10.1               10.6             45.7              46.3
All other                                                                0.1                2.3              6.0               9.1
Unallocated corporate income (expense)                                  (4.0)              (1.0      )     (12.0)              1.6
                                                                    --------           --------         --------          --------
   Total operating income                                           $   68.1           $   74.4         $  354.1          $  350.8
                                                                    ========           ========         ========          ========